UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY FIRST, INC.

(Exact name of registrant as specified in its charter)

Tennessee	04-3687717
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

501 South James M. Campbell Boulevard
Columbia, Tennessee 38402
(Address and Zip Code of Principal Executive Offices)

Community First, Inc. Stock Option Plan
(Full title of the Plan)

Marc R. Lively
501 South James M. Campbell Boulevard
Columbia, Tennessee 38402
(931) 380-2265
(Name and address and telephone number (including area code) of agent for service)

with copies to:

Mary Neil Price
Miller & Martin LLP
1200 One Nashville Place
150 Fourth Avenue, North
Nashville, Tennessee 37219
(615) 244-9270

Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered	share	price	registration Fee

Common Stock $10.00 par value	85,500 shares(1)	$20.00 (2)	$1,710,000	$157.32

(1)	Based on the maximum number of shares that may be issued by Community First, Inc. under the Community First, Inc. Stock Option Plan. This Registration Statement also covers any additional shares of common stock issued or issuable as a result of a stock split or a stock dividend.

(2)	Determined pursuant to Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and represents the price at which the options may be exercised.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents are incorporated by reference in this Registration Statement:

a.	The Registrant’s Annual Report for its fiscal year ended December 31, 2001, filed with the Federal Deposit Insurance Corporation on September 3, 2002.

b.	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Registrant documents referred to in paragraph a. above.

c.	The Registrant’s Form 8-K12g3 filed with the Securities and Exchange Commission on August 12, 2002. Note that Registrant’s $10.00 par value common stock is registered under Section 12(g) of the Exchange Act. The common stock was deemed registered under Rule 12g-3 of the Exchange Act when the Registrant became a successor issuer to Community First Bank & Trust. The underlying registration statement, Form 10-SB filed by Community First Bank & Trust with the Federal Deposit Insurance Corporation on May 1, 2000, contains a description of the predecessor’s common stock. Therefore, in the spirit of full disclosure, a description of the Registrant’s common stock has been included in response to Item 4 below even though it is already registered under Section 12(g) of the Exchange Act.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as modified or superseded.

Item 4. Description of Securities

     The Registrant has only one class of securities, its common stock, $10.00 par value. The Registrant’s Charter authorizes it to issue 1,500,000 shares of common stock. As of November 26, 2002 the Registrant had 574,453 shares of common stock issued and outstanding. Holders of the Registrant’s common stock are entitled to unlimited voting rights and to receive the net assets of the Registrant upon dissolution. The Registrant’s common stock is registered under Section 12(g) of the Exchange Act. This description is being provided because the underlying registration statement, Form 10-SB filed by Community First Bank & Trust with the Federal Deposit Insurance Corporation on May 1, 2000, was filed by the Registrant’s predecessor. The Registrant’s registration of common stock was deemed effective under Section 12(g) of the Exchange Act by virtue of Rule 12g-3.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Subsection (a) of Section 48-18-502 of the Tennessee Business Corporation Act provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 48-18-502 of the Tennessee Business Corporation Act provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director in which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 48-18-505 of the Tennessee Business Corporation Act, unless a corporation’s charter provides otherwise, a director who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Such court may order the corporation to indemnify a director if such court determines that the director is entitled to mandatory indemnification under Section 48-18-503 of the Tennessee Business Corporation Act (in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court ordered indemnification) or that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not such director met the standard of conduct set forth in Section 48-18-502 of the Tennessee Business Corporation Act or was adjudged liable as described in Section 48-18-502(d) of the Tennessee Business Corporation Act.

     Section 48-18-503 of the Tennessee Business Corporation Act provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, because he or she is or was a director of the corporation, the corporation shall, unless limited by its charter, indemnify the director against reasonable expenses incurred by the director in connection therewith.

     Section 48-18-507 of the Tennessee Business Corporation Act provides that, unless the corporation’s charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, to the same extent as a director, and may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors or contract. Section 48-18-507 of the Tennessee Business Corporation Act also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 48 -18-503 and is entitled to apply for court ordered indemnification under Section 48-18-505, in each case to the same extent as a director.

     The Registrant’s Charter currently provides that the Registrant shall indemnify and advance expenses to its directors, officers, employees and agents, and may purchase and maintain insurance or furnish similar protection on behalf of its directors, officers, employees and agents, to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may be amended (but in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the corporation prior to such amendment) and in accordance with the duly approved bylaws of the corporation.

     The Registrant’s Bylaws indicate that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer and employee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Tennessee Business Corporation Act, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant prior to such amendment) against all expense, liability, and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA fines, excise taxes or penalties and amounts paid into settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, or employee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, except as to proceedings to enforce rights to indemnification, the Registrant shall indemnify only if such proceeding, or part thereof, was authorized by the board of the Registrant. The Registrant’s Bylaws further provide that the right to indemnification conferred in the Bylaws is a contract right and includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that an advancement of expenses incurred by an indemnitee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to any employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by and on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses. Officers and directors of the Registrant are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from their status as directors or officers. The cost of such insurance is borne by the Registrant as permitted by the laws of the State of Tennessee.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     The following exhibits are filed as part of the Registration Statement:

Exhibit	Description

4.1	Charter of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K12g3 filed with the Securities and Exchange Commission on August 12, 2002.

4.2	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K12g3 filed with the Securities and Exchange Commission on August 12, 2002.

4.3	Community First, Inc. Stock Option Plan

5	Opinion and Consent of Miller & Martin LLP

23.1	Consent of Miller & Martin LLP (contained in Exhibit 5)

24	Powers of Attorney contained on the signature pages of this Registration Statement

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent Post-Effective Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Tennessee, on the 17th day of December, 2002.

COMMUNITY FIRST, INC.

By:	/s/ Marc R. Lively President

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints MARC R. LIVELY as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with either having full authority to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done regarding the aforesaid, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eslick Ewing Daniel Eslick Ewing Daniel	Chairman of the Board	December 17, 2002

/s/ Marc R. Lively Marc R. Lively	President and Director	December 17, 2002

/s/ Mark W. Hines Mark W. Hines	Secretary and Director	December 17, 2002

/s/ Dianne Scroggins Dianne Scroggins	Chief Financial Officer	December 17, 2002

/s/ Fred C White Fred C. White	Director	December 17, 2002

/s/ Roger Witherow Roger Witherow	Director	December 17, 2002

/s/ Bernard Childress Bernard Childress	Director	December 17, 2002

/s/ Stephen Walker Stephen Walker	Director	December 17, 2002

/s/ Henry Woody Henry Woody	Director	December 17, 2002

/s/ Randy Maxwell Randy Maxwell	Director	December 17, 2002

/s/ H. Allen Pressnell, Jr. H. Allen Pressnell, Jr.	Director	December 17, 2002

/s/ James R. Sloan James R. Sloan	Director	December 17, 2002

/s/ Dinah C. Vire Dinah C. Vire	Director	December 17, 2002

/s/ Vasant Hari Vasant Hari	Director	December 17, 2002

Index to Exhibits

Exhibit
Number	Description

4.1	Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K12g3 filed with the Securities and Exchange Commission on August 12, 2002.

4.2	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K12g3 filed with the Securities and Exchange Commission on August 12, 2002.

4.3	Community First, Inc. Stock Option Plan

5	Opinion and Consent of Miller & Martin LLP

23.1	Consent of Miller & Martin LLP (contained in Exhibit 5)

24	Powers of Attorney contained on the signature pages of this Registration Statement